Global Capital Partners Fund Limited

Direct Lenders Nationwide

May 30, 2018

By e-mail
ProGreen US Inc.
2667 Camino Del Rio 5, Suite 312
San Diego CA 92108
Attention: Jan Telander

Subject: First Mortgage Loan, Cielo Mar, Parcel # 189 Z-1 P-1del Ejido Reforma Agraria Integral, Baja California. Mexico.

Dear Sirs,

We are pleased to inform you that we will commit to referenced project to fund Five Million Dollars ($5,000,000). Based on the following terms and conditions.

TERMS & CONDITIONS:

1. Gross Loan Amount:	$5,000,000 (USD).
2. Term:	12 months with one 12-month extension.
3. Guarantors:	Jan Telander.
4. Repayment Amount:	$5,000,000 (interest paid monthly).
5. Prepayment Penalty:	5%, none after 12 months of timely payments
6. Interest:	Up to, but not to exceed 13% per anum, fixed at closing for 12 months, 14% months 13 through 24.
7. Collateral:	First lien of the property known as: Loan, Cielo Mar, Parcel # 189 Z-1 P-1del Ejido Reforma Agraria Integral, Baja California. Mexico.

Initials ______

274 Madison Ave., Suite 901, New York NY 10016
Phone: 212 658 1019 ext. 1002* • *e-mail jmalvasio@gcpfund.com

8. Points:	3% of the gross moneys funded which equals $150,000. This fee is payable in the following manner: $5,000(USD) paid, which is deemed earned. $50,000 (USD), due and payable upon issuance of this agreement, this fee in non-refundable. The balance, which equals $95,000 (USD), is payable at closing. In addition 4% or $200,000 will be paid to Complete Capital Group your broker.
9. Loan Closing:	Closing will take place prior to 7-15-18 at the expiration of which lenders obligation under this agreement shall become null and void unless extended in writing by Global Capital Partners Fund Limited.
Additional Stipulations:	a. All payments to be made in US Currency b. Receipt and review of Lender ordered MAI appraisal showing satisfactory value. c. Receipt and review of Title Report and legal opinion on same. d. Legal opinion on all related documentation. e. Appropriate Insurance protecting Global Capital Partners Fund Limited interest in the property f. This document is subject to change, but may only be done so in writing, and approved by all parties. g. Closing to take place at Global Capital Partners Fund Limited's place of business or any other place designated by lender. h. Compliance of all requirements of the mortgage, investor conditions, secondary market approval, and Government Agencies where applicable, Take out loan if applicable. i. Your exact interest rate will be determined 3 business dates prior to closing. j. This agreement is partially based on the information provided by the proposed borrowers or their representatives, should any of the information be untrue and /or misstatements we shall not be obligated to proceed, and all moneys received will be deemed earned as partial liquidated damages. k. Lender's obligation hereunder shall in no event be assignable by you without our prior written consent in each instance. l. All closing cost and escrow including, but not limited to taxes, fires insurance, and flood insurance (if required) will be deducted from proceeds of the mortgage.

Initials ______

m. New fire insurance policy in the amount of $ TBD with extended coverage and a paid bill must be presented at closing. A binder will not be acceptable. The mortgage clause should read: Global Capital Partners Fund limited its successors and assigns. The above amount may be less. If applicable.

n. There is no material variation at the time of closing from the information set forth in your application. You must execute your final typed application together with all necessary disclosures at closing.

O. Complete financial package on borrowers.

P. Maximum loan to value of 25%.

Borrower agrees that any claim for any reason against lender shall not be greater than any money received by lender. The parties agree that all agreements shall be governed and enforced in accordance with the laws of the State of New York. Should any dispute arise between the parties, all parties agree to arbitration by AAA in Nassau County State of New York and agree that this is the sole jurisdiction.

Please sign this agreement and return to this office As soon as we receive same we will proceed. Borrower is responsible for payment of all third party reports in advance.

If you have any questions please contact me at the phone number listed below immediately. This agreement must be signed and returned no later than the close of business June 6, 2018.

Sincerely,

Joe Malvasio
Global Capital Partners Fund Limited

Agreed and accepted:

X__________________
ProGreen US Inc.

cc: Martin Silver Esq.

Global Capital Partners Fund Limited

Direct Lenders Nationwide

Wire instructions:

Incoming Bank:

Wells Fargo Bank
420 Montgomery
San Francisco, CA 94104

Account Name:
Global Capital Partners Fund Limited
274 Madison Ave.
Suite 901
New York NY 10016

Account Number: 3660470604
Routing Number: 121000248

274 Madison Ave., Suite 901, New York NY 10016
Phone: 212 658 1019 ext. 1002 • e-mail jmalvasio@gcpfund.com